Exhibit 3.1

FIREFLY AEROSPACE INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Firefly Aerospace Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), certifies as follows:

1. The name of this corporation is Firefly Aerospace Inc. The Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on January 27, 2017, under the name EOS Launcher, Inc., and was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 23, 2017, and an Amended and Restated Certificate of Incorporation of Firefly Aerospace Inc. was filed with the Secretary of State of the State of Delaware on June 25, 2025.

2. The Board of Directors of this corporation duly adopted resolutions proposing to further amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be further amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

3. Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on August 8, 2025.

By:	/s/ David Wheeler
Name:	David Wheeler
Title:	Senior Vice President, General Counsel and Secretary

2

EXHIBIT A

FIREFLY AEROSPACE INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE ONE

The name of the corporation is Firefly Aerospace Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 131 Continental Drive, Suite 305, Newark, DE 19713, County of New Castle. The name of its registered agent at such address is LegalInc Corporate Services Inc.

ARTICLE THREE

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,100,000,000 shares, consisting of two classes as follows:

(a)	100,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and

(b)	1,000,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers, and preferences and the qualifications, restrictions, and limitations thereof, if any, set forth below.

Section 2. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, privileges and relative, participating, optional, or other special rights, if any, of the shares of each such series, and any qualifications, limitations, or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The powers (including voting powers), preferences, and relative, participating, optional, and other special rights of each series of Preferred Stock and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) by the approval of the Board and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL. For the avoidance of doubt, and notwithstanding the foregoing, the Corporation shall be governed by Section 242(d) of the DGCL.

Section 3. Common Stock.

(a) Except as otherwise provided by the DGCL or this Certificate of Incorporation (as it may be amended from time to time, including pursuant to any certificate of designation relating to any series of Preferred Stock, the “Certificate”) and subject to the rights of holders of any series of Preferred Stock then-outstanding, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Subject to the rights of the holders of any series of Preferred Stock then-outstanding and to the other provisions of applicable law and this Certificate, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends in cash, securities, or other property of the Corporation if, as, and when declared thereon by the Board from time to time out of assets of the Corporation legally available therefor.

(c) In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon outstanding shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation, or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation, or winding up, equally on a per share basis. Subject to the rights of the holders of Preferred Stock then-outstanding and the other provisions of this Certificate, a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation within the meaning of this Paragraph (c).

(d) No holder of shares of Common Stock shall be entitled to preemptive or subscription rights. For the avoidance of doubt, the foregoing shall not restrict the Company from entering into an agreement providing for preemptive or subscription rights.

ARTICLE FIVE

Section 1. Board of Directors. Except as otherwise provided in this Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2. Number of Directors. Subject to any rights of the holders of any series of Preferred Stock then-outstanding to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board shall initially be nine and, thereafter, shall be fixed from time to time exclusively by resolution of the Board; provided that, before the Trigger Date, the size of the Board of Directors may also be fixed by the holders of a majority of the voting power present or represented by proxy at a duly convened meeting of stockholders or by a consent of stockholders in lieu of a meeting in accordance with Section 228 of the DGCL.

Section 3. Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III.

Section 4. Election and Term of Office. Subject to the rights of the holders of any series of Preferred Stock then-outstanding, the directors shall be elected by a plurality of the votes cast. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders after the IPO Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders after the IPO Date. At each annual meeting of stockholders after the IPO Date, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each such director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation, or removal. Nothing in this Certificate shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated, the “Bylaws”) shall so provide.

Section 5. Newly-Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office, or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner; provided that, before the Trigger Date, vacant and newly created directorships may also be filled by a plurality vote of the stockholders entitled to vote thereon at a duly convened meeting of stockholders or by a consent of a majority in voting power of the stock entitled to vote thereon in accordance with Section 228 of the DGCL. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. Notwithstanding the foregoing, before the Trigger Date, a director appointed to a vacant or newly created directorship by directors shall serve for a term expiring at the earlier of (i) first annual meeting following his or her appointment as a director and (ii) a special meeting called for the purposes of enabling the stockholders to elect a successor to the nominee appointed by directors to fill the vacant or new directorship. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6. Removal and Resignation of Directors. Notwithstanding any other provision of this Certificate, (i) prior to the Trigger Date, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, and (ii) on and after the Trigger Date, directors may only be removed for cause and only upon the affirmative vote of stockholders representing at least 66 2/3% of the voting power of the then-outstanding shares of Voting Stock. Any director may resign at any time upon notice in writing or by electronic transmission to the Corporation.

Section 7. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE FIVE, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification, or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification, or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director), and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 8. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 9. Definitions. For purposes of this Certificate:

(a) “AE Industrial Partners” means AE Industrial Partners, LP.

(b) “Affiliated Companies” shall mean (A) in respect of AE Industrial Partners, any entity that controls, is controlled by, or under common control with AE Industrial Partners (other than the Corporation and any company that is controlled by the Corporation) and any investment funds managed or advised by AE Industrial Partners, and (B) in respect of the Corporation, any entity controlled by the Corporation.

(c) “Investor Group” means AE Industrial Partners and its Affiliated Companies, together with each other stockholder of the Corporation party to that certain Director Nomination Agreement, dated as of the date hereof, by and among the Corporation, certain Affiliated Companies of AE Industrial Partners, and the other stockholders party thereto, and the permitted successors and assignees of such stockholders.

(d) “Trigger Date” means the first date on which the Investor Group ceases to beneficially own in the aggregate (directly or indirectly) 40% or more of the voting power of the outstanding shares of Voting Stock.

(e) “Voting Stock” means the capital stock of the Corporation then entitled to vote generally in the election of directors.

ARTICLE SIX

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer.

(b) Any amendment, repeal, or modification of the foregoing paragraph shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal, or modification with respect to any act, omission, or other matter occurring prior to such amendment, repeal, or modification. Solely for purposes of Section 1(a) and 1(b) of this ARTICLE SIX, “officer” has the meaning provided in Section 102(b)(7) of the DGCL.

ARTICLE SEVEN

Section 1. Action by Consent. Prior to the first date (the “Stockholder Consent Trigger Date”) on which the Investor Group ceases to beneficially own in the aggregate (directly or indirectly) at least 35% of the voting power of the then outstanding Voting Stock, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. On and after the Stockholder Consent Trigger Date, any action required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to act by consent without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice, and without a vote, to the extent expressly so provided in the resolutions creating such series of Preferred Stock.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then-outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board or the Chair of the Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies, and (ii) prior to the Stockholder Consent Trigger Date, by the Chair of the Board at the request of AE Industrial Partners in the manner provided for in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

ARTICLE EIGHT

Section 1. Certain Acknowledgments. It is hereby acknowledged that:

(a) (i) certain of the directors, partners, principals, officers, members, managers, employees, operating partners, and/or contractors of AE Industrial Partners or its Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (ii) AE Industrial Partners and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) the Corporation and its Affiliated Companies may engage in material business transactions with AE Industrial Partners and its Affiliated Companies, and the Corporation is expected to benefit therefrom,

(b) the provisions of this ARTICLE EIGHT are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve AE Industrial Partners and/or its Affiliated Companies and/or their respective directors, partners, principals, officers, members, managers, employees, operating partners, and/or contractors, including any of the foregoing who serve as officers or directors of the Corporation (AE Industrial Partners and/or its Affiliated Companies and all such other persons each an “Exempted Person” and collectively, the “Exempted Persons”);

(c) this ARTICLE EIGHT constitutes the renunciation of corporate opportunities pursuant to Section 122(17) of the DGCL, which authorizes a corporation to renounce specified classes and categories of business opportunities;

(d) the Official Synopsis for the Act of the Delaware General Assembly enacting Section 122(17) states that “the classes or categories of business opportunities may be specified by any manner of defining or delineating business opportunities … including, without limitation, by … identity of the originator of the business opportunity, identity of the party or parties to or having an interest in the business opportunity, and identity of the recipient of the business opportunity”; and

(e) as a result of the renunciations set forth in this ARTICLE EIGHT, (i) each Exempt Person will rely on this Article in declining to communicate or offer a business opportunity to the Company or any of its subsidiaries unless Section 3 of this Article applies to such person; (ii) an Exempt Person will rely on this Article to retain or exploit such business opportunity for itself or for the benefit of persons or entities other than the Corporation and its subsidiaries; and (iii) AE Industrial Partners has approved an initial public offering of the stock of the Corporation in reliance on the adoption of this Article.

Section 2. Renunciation of Corporate Opportunities. To the fullest extent permitted by the DGCL, but subject to Section 3 of this Article, the Corporation hereby renounces any interest or expectancy in, or being offered an opportunity to participate in, any and all business opportunities: (a) originated or acquired by an Exempt Person; (b) in which the Exempt Person has an interest; or (c) that is received from any person or entity by an Exempt Person. The business opportunities renounced under this paragraph include any actual or potential investment or business opportunity or prospective economic advantage in which the Corporation could, but for this paragraph, have an interest or expectancy (including, without limitation, acquisitions, dispositions, business combinations, financings or investment opportunities), whether or not such opportunities are in the same or similar lines of business in which the Corporation is engaged or intends to engage.

Section 3. Excluded Opportunities. Notwithstanding the foregoing provisions of this ARTICLE EIGHT, but subject to Section 4 of this Article, the Corporation does not renounce any business opportunity (a) expressly offered to a person in his or her capacity as a director or officer of the Corporation; (b) offered to, or acquired by, a person while he or she is a full-time employee of the Corporation; or (c) that has been developed using the confidential information of the Corporation or any of its subsidiaries.

Section 4. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE EIGHT, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity the Corporation is not financially able, contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it, or that is one in which the Corporation has no interest or reasonable expectancy.

Section 5. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate, subject to the rights of the holders of any series of Preferred Stock then-outstanding, and in addition to any vote required by applicable law, the affirmative vote of AE Industrial Partners, so long as AE Industrial Partners and/or its Affiliated Companies continues to beneficially own any outstanding shares of Voting Stock, shall be required to alter, amend, or repeal, or to adopt any provision inconsistent with, this ARTICLE EIGHT; provided, however, that, to the fullest extent permitted by law, neither the alteration, amendment, or repeal of this ARTICLE EIGHT nor the adoption of any provision of this Certificate inconsistent with this ARTICLE EIGHT shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware of prior to such alteration, amendment, repeal, or adoption.

Section 6. Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE EIGHT.

ARTICLE NINE

Section 1. Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.

Section 2. Business Combinations with Interested Stockholders. Notwithstanding any other provision in this Certificate to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time the Board approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation, and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock which is not owned by such Interested Stockholder.

Section 3. Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE NINE shall not apply if:

(a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder, and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of ARTICLE NINE, (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board, and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to: (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of ARTICLE TEN.

Section 4. Definitions. As used in this ARTICLE NINE only, and unless otherwise provided by the express terms of this ARTICLE NINE, the following terms shall have the meanings ascribed to them as set forth in this Section 4 and, to the extent such terms are defined elsewhere in this Certificate, such definitions shall not apply to this ARTICLE NINE:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b) “Associate,” when used to indicate a relationship with any Person, means (i) any corporation, partnership, unincorporated association, or other entity of which such Person is a director, officer, or general partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock, (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c) “Business Combination” means:

(i) any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) any other corporation, partnership, unincorporated association, or entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE NINE is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except (A) pursuant to the exercise, exchange, or conversion of securities exercisable for, exchangeable for, or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such, (B) pursuant to a merger under Sections 251(g), 253 or 267 of the DGCL, (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange, or conversion of securities exercisable for, exchangeable for, or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such, (D) pursuant to an exchange offer by the Corporation to purchase

Stock made on the same terms to all holders of such Stock, or (E) any issuance or transfer of Stock by the Corporation; provided, however, that in no case under items (C)-(E) of this Section 4(c)(iii) of ARTICLE NINE shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or

(v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in Sections 4(c)(i)-(iv) of ARTICLE TEN) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association, or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE NINE, as an agent, bank, broker, nominee, custodian, or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Exchange Act (“Rule 13d-5”), as such Rule 13d-5 is in effect as of the date of this Certificate) have control of such entity;

(e) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the affiliates and associates of such Person. Notwithstanding anything in this ARTICLE NINE to the contrary, the term “Interested Stockholder” shall not include: (x) AE Industrial Partners or any of its Affiliated Companies, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting, or disposing of shares of Stock of the Corporation; (y) any Person who would otherwise be an Interested Stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of 5% or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by AE Industrial Partners or any of its affiliates or associates to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z) only, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise;

(f) “owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange, (B) the right to vote such Stock pursuant to any agreement, arrangement, or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement, or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons, or (C) has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f) of ARTICLE TEN), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock;

(g) “Person” means any individual, corporation, partnership, unincorporated association, or other entity;

(h) “Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and

(i) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors, and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE TEN

Section 1. Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then-outstanding, in furtherance and not in limitation of the powers conferred by law, prior to the Trigger Date, the Bylaws may be amended, altered, or repealed and new bylaws made by (i) the Board, or (ii) in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock) and any other vote otherwise required by applicable law, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of Voting Stock, voting together as a single class. On and after the Trigger Date, the Bylaws may be amended, altered, or repealed and new bylaws made by (i) the Board, or (ii) in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding Voting Stock, voting together as a single class.

Section 2. Amendments to this Certificate. Subject to the rights of holders of any series of Preferred Stock then-outstanding, and in addition to any other vote required by law or this Certificate, no provision of ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, ARTICLE TEN, or ARTICLE ELEVEN of this Certificate may be altered, amended, or repealed in any respect, nor may any provision of this Certificate or the Bylaws inconsistent therewith be adopted, unless (i) prior to the Trigger Date, such alteration, amendment, repeal, or adoption is approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, voting together as a single class, and (ii) on and after the Trigger Date, such alteration, amendment, repeal, or adoption is approved by the affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of Voting Stock, voting together as a single class.

ARTICLE ELEVEN

Section 1. Exclusive Forum. Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Certificate or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine; provided that, for the avoidance of doubt, this provision, including for any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Unless this Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for resolutions of any complaint asserting a cause of action arising under the Securities Act.

Section 2. Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVEN.

ARTICLE TWELVE

If any provision or provisions of this Certificate shall be held to be invalid, illegal, or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

For the avoidance of doubt, for purposes of applying this Certificate to any contract authorized by Section 122(18) of the DGCL, a restriction, prohibition, or covenant in any such contract that relates to any specified action shall not be deemed contrary to this Certificate by reason of a provision of the Certificate that authorizes or empowers, or exclusively authorizes or empowers, the Board of Directors (or any 1 or more directors) to take such action.